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                         INTERNATIONAL HOME FOODS, INC.
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


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EXHIBIT 12    COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                                                           Six Months Ended
                                                                              June 30, 1999                June 30, 1998
                                                                              -------------                -------------

         Income before provision for income taxes                             $     96,099                 $     66,754

         Add:

               Interest on term loans and notes                                     48,204                       44,823

               Amortization of debt cost                                             2,156                        1,771

               Interest Portion of rentals                                             950                        1,142
                                                                              ------------                 ------------

         Income as adjusted                                                   $    147,409                 $    114,490

         Fixed Charges

               Interest on term loans and notes                               $     48,204                 $     44,823

               Amortization of debt costs                                            2,156                        1,771

               Interest Portion of rentals                                             950                        1,142
                                                                              ------------                 ------------

               Total fixed charges                                            $     51,310                 $     47,736

         Ratio of Earnings to Fixed Charges                                           2.87                         2.40
                                                                              ============                 ============

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